Exhibit 10.19

Debt Restructuring Agreement

THIS DEBT RESTRUCTURING AGREEMENT (this “Agreement”) is entered into as of June 30, 2012, by and between Ceres Ventures, Inc. (the “CEVE”), a Nevada corporation, and Sierchio & Company, LLP, a New York limited liability partnership (“SANDCO”).

WHEREAS, CEVE and SANDCO are parties to an engagement letter (the “Engagement Letter”) effective as of January 1, 2011 and as amended on June 30, 2011;

WHEREAS, CEVE owes SANDCO the sum of $225,687.50 (the “Debt Amount”) for services rendered by SANDCO to CEVE pursuant to the Engagement Letter; and

WHEREAS, CEVE and SANDCO each wish to restructure to Debt Amount from a current account payable to a long term debt obligation all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto warrant, represent, covenant and agree as follows:

1.          Restructuring of Debt Amount. Subject to and in accordance with the terms and conditions of this Agreement, CEVE and SANDCO hereby covenant and agree to enter into the promissory note payable to SANDCO, attached as Exhibit A hereto representing the Debt Amount (the “Promissory Note”). Subject to the provisions pertaining to the acceleration of payment of the principal amount thereof and accrued and unpaid interest thereon, the outstanding principal amount of the Promissory Note (and the accrued and unpaid interest thereon) is due and payable on December 31, 2013.

2.          Issuance of Warrant. As inducement for SANDCO to enter into this Agreement, CEVE shall issue to SANDCO a warrant (the “Warrant”) to purchase up to 1,000,000 shares of CEVE’s common stock at a purchase price of $0.10 per share, through December 31, 2016, substantially in the form of Exhibit B hereto. In addition to the customary provisions included in warrants issued by CEVE, the Warrant shall include a provision for SANDCO to exercise the Warrant on a “cashless basis.” The Warrant shall be in addition to any other payments to be made by CEVE to SANDCO.

3.          Exclusion of Certain Indebtedness. The parties hereto agree that the Debt Amount does not include disbursements made by SANDCO on CEVE’s behalf through June 30, 2012, in the aggregate amount of $15,235.98 which remains due and payable to SANDCO in full.

4.          Counterparts. This Agreement may be executed in several parts and in the same form and by facsimile and such parts so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said agreement.

5.          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding whether oral or written, express or implied, statutory or otherwise among the parties with respect to the subject matter of this Agreement except as specifically set out herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Debt Restructuring Agreement as of the date first written above.

Ceres Ventures, Inc.		Sierchio & Company, LLP

By:		By:
Name:	Meetesh Patel	Name:	Joseph Sierchio
Title:	President & CEO	Title:	Managing Partner